                                EXHIBIT 10.15

================================================================================




                             FORBEARANCE AGREEMENT



                             DATED JANUARY 5, 1996

CONFORMED COPY

================================================================================

                               TABLE OF CONTENTS

                                                                           Page
SECTION 1.   Arlen Default and Inability to Cure.........................   11

SECTION 2.   Forbearance.................................................   12

SECTION 3.   Interest on the Notes.......................................   12

SECTION 4.   Mandatory Payments in Respect of the Notes..................   12

SECTION 5.   Defaults Under the Notes....................................   14

SECTION 6.   Extension of Lezam Obligations..............................   14

SECTION 7.   Acquisition of Leumi Indebtedness...........................   14

SECTION 8.   Procedures for a Commercially Reasonable UCC Sale;
              No Assumption of Liabilities or Obligations of
              Arlen, Rucon or Rucon's Subsidiaries.......................   16

SECTION 9.   Satisfaction of Morgan Indebtedness.........................   16

SECTION 10.  Satisfaction of Secured Obligations.........................   17

SECTION 11.  General Provisions Relating to the Satisfaction of
              the Morgan Indebtedness and the Secured
              Obligations................................................   18

SECTION 12.  Assignment of Automotive Accessories Holdings,
              L.L.C. Promissory Note.....................................   19

SECTION 13.  Cancellation of Certain Agreements between Rucon and its Subsidiaries and Arlen; Cancellation of
              Certain Provisions of the Stock Transfer and
              Assumption Agreement; Cancellation of Current
              Obligations Agreement......................................   19

SECTION 14.  Exchange of Releases........................................   19

SECTION 15.  17 Battery Notes............................................   20

SECTION 16.  Security For the Payment of the Notes.......................   20

SECTION 17.  Tax Reserve Payments........................................   21

SECTION 18.  Effectiveness of this Agreement.............................   21


                                       (i)

SECTION 19.  Representations and Warranties..............................   22

      (a)  Due Execution.................................................   22
      (b)  Certain Corporate Changes of Arlen............................   22

SECTION 20.  Indemnification.............................................   23

SECTION 21.  Integrated Transaction......................................   25

SECTION 22.  Payment of Expenses.........................................   25

SECTION 23.  Miscellaneous...............................................   25

      (a)  Waiver........................................................   26
      (b)  Notices.......................................................   26
      (c)  Headings......................................................   27
      (d)  Severability..................................................   27
      (e)  Entire Agreement..............................................   27
      (f)  Assignment; Successors and Assigns............................   28
      (g)  No Third Party Beneficiaries..................................   28
      (h)  Amendment.....................................................   28
      (i)  Governing Law; Consent to Jurisdiction........................   28
      (j)  Further Action................................................   28
      (k)  Counterparts..................................................   29
      (l)  Specific Performance..........................................   29

SCHEDULES

SCHEDULE A    LIST OF AGC NOTES

SCHEDULE B    LIST OF LEVIEN NOTES

SCHEDULE C    LIST OF LEZAM NOTES

SCHEDULE D    CONSOLIDATED, MODIFIED AND RESTATED MORTGAGE
              NOTES

SCHEDULE E    COMPONENTS OF A COMMERCIALLY REASONABLE UCC SALE

EXHIBITS

EXHIBIT A     FORM OF NON-RECOURSE ASSIGNMENT OF ARLEN ACCESSORIES
              HOLDINGS, L.L.C. PROMISSORY NOTE

EXHIBIT B     FORM OF GENERAL RELEASE FROM ARLEN TO MATAPONI

EXHIBIT C     FORM OF GENERAL RELEASE FROM ARLEN TO RUCON AND
              RUCON'S SUBSIDIARIES


                                      (ii)

EXHIBIT D     FORM OF GENERAL RELEASE FROM RUCON AND RUCON'S
              SUBSIDIARIES TO ARLEN


                                     (iii)

                             FORBEARANCE AGREEMENT

           FORBEARANCE AGREEMENT dated as of the 5th day of January, 1996 (this "Agreement") by and among THE ARLEN CORPORATION, a New York corporation ("Arlen"), RUCON SERVICES CORP., a Delaware corporation and a wholly-owned subsidiary of Arlen ("Rucon"), MATAPONI, L.L.C., a New York limited liability company ("Mataponi"), and the holders of certain of the 5-1/4% Subordinated Notes of Arlen listed on Schedules A and B annexed hereto and made a part hereof (the "Note Holders") by their agent ARTHUR G. COHEN ("AGC") pursuant to the terms and conditions of the Intercreditor Agreement (as defined below) and/or by Mataponi as substitute agent to AGC under the Intercreditor Agreement and as attorney-in-fact for AGC pursuant to the terms and conditions of the Bank Leumi Documents (as defined below).

                               W I T N E S E T H:

           WHEREAS, reference is made to the 5-1/4% Subordinated Notes of Arlen referred to in Schedule A attached hereto (collectively, the "AGC Notes") which were issued to AGC in the aggregate original principal amount of $30,115,333.33 (which amount includes only the amount of AGC's beneficial interest in the case of the note issued to ANDLAN REALTY CORP. ("Andlan"));

           WHEREAS, reference is made to the 5-1/4% Subordinated Notes of Arlen referred to in Schedule B attached hereto (collectively, the "Levien Notes" and together with the AGC Notes collectively referred to as the "Notes") which were issued to Arthur N. Levien (now deceased) ("ANL"), his children and entities affiliated with some of them (collectively, the "Leviens") in the aggregate original principal amount of $15,364,333.34 (which amount includes only the amount of the Leviens' beneficial interest in the case of the note issued to Andlan);

           WHEREAS, reference is made to the 5-1/4% Subordinated Notes of Arlen referred to in Schedule C attached hereto (collectively, the "Lezam Notes") which were issued to AGC and to certain of the Leviens in the aggregate original principal amount of $7,593,000.00 (of which Lezam Notes in the aggregate principal amount of $5,062,000 were issued to AGC and are included in the AGC Notes, and Lezam Notes in the aggregate principal amount of $2,531,000 were issued to certain of the Leviens and are included in the Levien Notes), and which Lezam Notes were pledged to Arlen as collateral security for certain obligations owed to Arlen by an entity which was affiliated with AGC and ANL (the "Lezam Obligations");

           WHEREAS, interest has been accruing on the Notes since their issuance and as of November 30, 1995 the total of all accrued interest and principal due in respect of the Notes was approximately $125,000,000.00 exclusive of the interest and principal due under the Lezam Notes;

           WHEREAS, reference is made to the various agreements by which the Note Holders have from time to time heretofore extended the maturity date of the Notes, the most recent of which was the letter agreement dated March 29, 1993 (the "1993 Extension Agreement") among Arlen, certain of Arlen's subsidiaries, AGC, the Agent (as defined below) and the holders of the Levien Notes;

           WHEREAS, pursuant to the terms and conditions of that certain Agency and Intercreditor Agreement dated March 29, 1993 (the "Intercreditor Agreement") by and among AGC, AGC as agent (the "Agent"), and Barry J. Levien or Philip J. Levien, as representatives, the Agent was duly appointed as the agent for the Note Holders;

           WHEREAS, upon consummation of the Leumi Assignment (as defined below), Mataponi, as successor in interest to Bank Leumi (as defined below) and as the holder of all of the collateral security in respect of the Leumi Indebtedness (as defined below), is entitled, as substitute agent under the Intercreditor Agreement and, in addition, as attorney-in-fact under the Bank Leumi Documents (as defined below), to consent and agree to the extension of the due date for all principal and interest due or to become due under the Notes and in accordance with the terms and conditions of the Bank Leumi Documents, and Mataponi, in addition to executing and delivering this Agreement in its individual capacity, is also executing and delivering this Agreement as AGC's attorney-in-fact and in AGC's capacity as agent under the Intercreditor Agreement;

           WHEREAS, as part of the 1993 Extension Agreement and as consideration for the agreement by the Note Holders to extend the maturity date of the Notes, Arlen collateralized the Notes by granting to the Agent, inter alia, pledges of the outstanding capital stock of Rucon, ARLEN AUTOMOTIVE, INC., a Delaware corporation and a wholly-owned subsidiary of Rucon ("New Automotive"), and GRANT PRODUCTS, INC., a Delaware corporation and a wholly-owned subsidiary of New Automotive ("Grant"), as well as the collateral assignment of the right to all or a portion of the proceeds from certain corporate transactions which may involve Arlen, Rucon, New Automotive, Grant or G.T. STYLING, INC., a California corporation and a wholly-owned subsidiary of New Automotive ("GTS"), (collectively, the "Note Collateral");

           WHEREAS, pursuant to the 1993 Extension Agreement: (i) Arlen, the Agent and the Note Holders entered into that certain

Stock Pledge Agreement (Automotive) dated March 29, 1993 (the "Stock Pledge Agreement"); and (ii) AGC and Rucon entered into that certain Current Obligations Agreement dated March 29, 1993 (the "Current Obligations Agreement") pursuant to which, inter alia, Rucon and AGC agreed upon the installment payment terms on which Rucon would pay certain obligations of Arlen to AGC which had been assumed by Rucon pursuant to that certain Stock Transfer and Assumption Agreement dated February 26, 1993 (the "Rucon Assumption Agreement") between Arlen and Rucon;

           WHEREAS, pursuant to the terms and conditions of the Current Obligations Agreement, Rucon was required to pay to AGC $175,000.00 on or before November 30, 1995 (the "November 1995 Payment");

           WHEREAS, Rucon failed to make the November 1995 Payment to AGC;

           WHEREAS, Rucon acknowledges and agrees that it has failed to make the November 1995 Payment when due and as a result of such failure Rucon is in default under the Current Obligations Agreement (the "Current Obligations Default");

           WHEREAS, by virtue of the Current Obligations Default, the Agent has determined that an Event of Default (as defined in the 1993 Extension Agreement) under the 1993 Extension Agreement has occurred (the "Extension Agreement Default") and, accordingly, the Agent is permitted under the terms and conditions of the 1993 Extension Agreement and Stock Pledge Agreement, inter alia: (i) to foreclose on all of the shares of capital stock of Rucon consisting of one hundred (100) shares of Common Stock, without par value (the "Rucon Shares"), which were pledged to the Agent pursuant to the Stock Pledge Agreement; and (ii) to accelerate the due date for the payment of all principal and interest due under the AGC Notes and the Levien Notes;

           WHEREAS, the Agent has determined that the applicable period during which the Extension Agreement Default could, in accordance with the terms and conditions of the 1993 Extension Agreement and the Stock Pledge Agreement, be cured has expired, the Agent has duly caused to be delivered to each of Arlen and Rucon a notice of acceleration relating to the acceleration of all principal and interest due under the AGC Notes and the Levien Notes and asserts that, unless extensions and forbearances in respect of the Notes are granted by the Note Holders pursuant to the terms and conditions of this Agreement, Arlen will be compelled to immediately pay to the Note Holders all accrued interest and principal due under the Notes;

           WHEREAS, Arlen acknowledges and agrees that the Current Obligations Default has occurred and is continuing but has asserted that the cure period may not have expired, though given Arlen's financial condition, Arlen is unable to cure the Current Obligations Default in the foreseeable future or to pay to the Note Holders all of the outstanding principal and interest due under the Notes as accelerated;

           WHEREAS, Rucon has frequently been late in fulfilling its obligations contained in the Current Obligations Agreement and the Agent has asserted that Arlen and Rucon have exhausted any and all cure periods that Arlen or Rucon may have possessed pursuant to the terms and conditions of the 1993 Extension Agreement or the Stock Pledge Agreement;

           WHEREAS, although Arlen has not admitted that it has exhausted any and all cure periods that Arlen may possess pursuant to the terms and conditions of the 1993 Extension Agreement or the Stock Pledge Agreement, Arlen acknowledges and agrees that, in maintaining such view as a litigation position, Arlen might lose, and, in any event, Arlen is unable to timely cure the Current Obligations Default and the Extension Agreement Default;

           WHEREAS, in consideration of the parties' obligations contained herein, Arlen and the Note Holders acknowledge and agree that any and all cure periods contained in the 1993 Extension Agreement and Stock Pledge Agreement have expired and been exhausted;

           WHEREAS, pursuant to the terms and conditions of the 1993 Extension Agreement, all principal and accrued interest due in respect of the Notes would be payable in full on July 31, 1997 (if not accelerated sooner) and Arlen will be unable to satisfy its obligations with respect to the Notes on such date;

           WHEREAS, Arlen believes that the forbearances and extensions in respect of the Notes to be granted to Arlen pursuant to the terms and conditions of this Agreement are absolutely necessary and essential to permit Arlen to continue as a viable business entity in that if such forbearances and extensions were not granted, Arlen could be compelled, in any event, to liquidate Rucon and its subsidiaries without realizing any value for Arlen therefrom and, in addition, Arlen would itself be forced to liquidate under extremely adverse circumstances;

           WHEREAS, pursuant to certain promissory notes, guarantees and related agreements, instruments and documents (the "Bank Leumi Documents") executed and delivered by AGC and/or his affiliates to BANK LEUMI TRUST COMPANY OF NEW YORK ("Bank Leumi"), AGC and/or his affiliates are indebted to Bank Leumi in a principal amount in excess of $12,000,000.00, plus accrued but unpaid interest thereon and fees and other charges due with respect thereto (collectively, the "Leumi Indebtedness");

           WHEREAS, in accordance with the terms and conditions of the Bank Leumi Documents, AGC pledged to Bank Leumi all of the AGC Notes (secured by the Note Collateral) as collateral security for the Leumi Indebtedness and thereby Bank Leumi acquired, inter alia, a pledge of the Grant Stock (as defined below) included within the Note Collateral;

           WHEREAS, it is contemplated that not later than January 16, 1996: (i) Rucon, acting for Mataponi, shall acquire from Bank Leumi (the "Leumi Acquisition") Bank Leumi's position (the "Leumi Position") with respect to certain of the Leumi Indebtedness in the amount of $12,000,000.00 for $5,500,000.00 (the "Leumi Cash Portion"), which amount will be loaned to Rucon by Mataponi; (ii) Bank Leumi will agree that it shall accept payment of $2,722,513.33 (the "Leumi Obligation") in satisfaction of the balance of the Leumi Indebtedness (which balance may be in excess of such amount) provided timely installment payments of the Leumi Obligation are made when due; and (iii) Rucon shall pledge to Bank Leumi fifty-five percent (55%) of the outstanding shares of Common Stock and Class B Stock of Rucon's wholly-owned subsidiary, CURTIS HOLDING CORPORATION, a Delaware corporation ("Curtis Holding"), and cause Curtis Holding to pledge to Bank Leumi fifty-five percent (55%) of the outstanding shares of Common Stock of CURTIS PARTITION CORPORATION, a New Jersey corporation and a wholly-owned subsidiary of Curtis Holding ("Curtis Partition"), as collateral security for the full payment of the Leumi Obligation;

           WHEREAS, in order to facilitate Mataponi's acquiring the Leumi Position, which is in Rucon's and Arlen's best interests for the reasons described herein, and the transactions contemplated pursuant to this Agreement, including, without limitation, the forbearances and extensions with respect to the Notes, and in consideration of the parties' obligations contained herein, Rucon is willing: (i) to act for Mataponi to purchase the Leumi Position, (ii) to enter into the Pledge Agreement (as defined below) and perform its obligations thereunder, and (iii) immediately upon the consummation of the Leumi Acquisition, to assign to Mataponi (the "Leumi Assignment"), without recourse to Rucon, all of Rucon's right, title and interest in and to the Leumi Position together with all collateral security related thereto in full and final satisfaction of the Rucon Loan (as defined below);

           WHEREAS, Rucon is willing to act on Mataponi's behalf in respect of the Leumi Acquisition because it is in Rucon's and Arlen's best interests for Mataponi to obtain the Leumi Position inasmuch as Mataponi, as successor-in-interest to Bank Leumi with respect to the Leumi Position and the collateral in respect thereof, is willing, inter alia: (i) to consent to certain forbearances and extensions with respect to the Notes; and (ii) to release the existing lien on all of the outstanding shares of capital stock of Grant (the "Grant Stock"), which the Agent, in turn, in consideration for Rucon's aforesaid proposed pledge of certain outstanding shares of capital stock of Curtis Holding as collateral for the Leumi Obligation, is willing to release completely from the Note Collateral and deliver to Rucon and, in connection therewith, to permit New Automotive to pledge the Grant Stock to SUMITOMO BANK OF CALIFORNIA ("Sumitomo") in order to induce Sumitomo to make the Sumitomo Advance (as defined below);

           WHEREAS, in order to consummate the Leumi Acquisition, Mataponi has agreed to loan to Rucon the Leumi Cash Portion (the "Rucon Loan") and Rucon has agreed, as collateral security for Rucon's non-recourse demand note which will evidence such loan and its obligation to make the Leumi Assignment to Mataponi, to execute and deliver a pledge agreement (the "Pledge Agreement") in favor of Mataponi, pursuant to which Rucon shall pledge to Mataponi all of Rucon's right, title and interest in and to the Leumi Position;

           WHEREAS, immediately upon the consummation of the Leumi Acquisition, Rucon is to make the Leumi Assignment to Mataponi and thereby be relieved of the indebtedness evidenced by the Rucon Loan;

           WHEREAS, as a result of the Current Obligations Default and the Extension Agreement Default, it is contemplated that subsequent to the consummation of the Leumi Acquisition, the Agent, on behalf of the Note Holders, will foreclose on the Rucon Shares in accordance with the terms and conditions of the Stock Pledge Agreement and this Agreement;

           WHEREAS, pursuant to the terms and conditions of this Agreement, it is contemplated that the Agent will conduct a duly advertised public sale of the Rucon Shares in accordance with the New York Uniform Commercial Code (the "Rucon UCC Sale");

           WHEREAS, Mataponi intends to bid, and may be the successful bidder at the Rucon UCC Sale, in which case it will obtain the Rucon Shares;

           WHEREAS, pursuant to the terms and conditions of the Stock Pledge Agreement, seventy five percent (75%) of the net purchase price to be paid by the successful bidder at the Rucon UCC Sale will be paid to the Agent, on behalf of the Note Holders, in payment on account of the Notes, and the remaining twenty five percent (25%) of such net purchase price will be paid to Arlen or for Arlen's account (the "Arlen Portion");

           WHEREAS, the Arlen Portion is pledged to secure the repayment of certain obligations (the "Secured Obligations") including certain obligations payable to entities which may be deemed to be affiliates of Arlen, and the Secured Obligations are to be repaid or otherwise satisfied or forgiven in connection with the consummation of the transactions contemplated hereby;

           WHEREAS, Arlen acknowledges and agrees that, if Mataponi obtains the Rucon Shares at the Rucon UCC Sale, then, except for the Arlen Portion, Arlen is not entitled to any other interests (residual or otherwise) in Rucon or Rucon's subsidiaries;

           WHEREAS, in consideration of Arlen's obligations contained herein, if Mataponi obtains the Rucon Shares at the Rucon UCC Sale, then on the Rucon Consummation Date (as defined below), Mataponi has agreed to cause Rucon to assign to Arlen on a non-recourse basis (the "Note Assignment") all of Rucon's right, title and interest in and to that certain $2,000,000.00 principal amount promissory note issued by AUTOMOTIVE ACCESSORIES HOLDINGS, L.L.C., a New York limited liability company ("Automotive Accessories Holdings, L.L.C."), which promissory note shall be payable over two (2) years in equal quarterly installments, the first such installment being due and payable on the date the Note Assignment is effected (the "Automotive Accessories Holdings Promissory Note");

           WHEREAS, if Mataponi obtains the Rucon Shares at the Rucon UCC Sale, then Mataponi, as the owner of the Rucon Shares, will own Rucon and its subsidiaries, including, without limitation, New Automotive, Grant and GTS, and each of New Automotive, Grant and GTS will remain liable to Sumitomo for the Sumitomo Advance;

           WHEREAS, SACKBAR HOLDING CORP., a New York corporation ("Sackbar"), is now the owner and holder of:

           (A) those certain consolidated, modified and restated mortgage notes as listed on Schedule D annexed hereto (collectively, the "$100,000,000 Note"), which mortgage notes are secured by those certain mortgages that are consolidated and modified pursuant to that certain Mortgage Consolidation, Modification and Spreader Agreement between 17 Battery Place North Associates ("17 BPNA") and Kawasaki Leasing International, Inc., as agent, dated September 8, 1989 and recorded on October 10, 1989 in Reel 1626, Page 1483 in the New York City Register's office for New York County, New York and which mortgage notes are the subject of that certain Loan Agreement, dated as of September 1, 1989 (the "$100,000,000 Loan Agreement") by and among 17 BPNA, as borrower, and Kawasaki Leasing International, Inc., Sefco

           (U.S.A.) Inc., Hokkaido Leasing (U.S.A.) Inc., Kajima Leasing America Inc., K.L. America Inc., CTB Leasing (U.S.A.) Inc., KLC Leasing (U.S.A.) Corp., Marubeni Finance and Lease Corp., Nichiboshin (UK) Ltd. and YTB Leasing (America) Inc., as lenders; and

           (B) that certain mortgage note dated May 31, 1991, in the original principal amount of $25,000,000, made by 17 BPNA in favor of Kawasaki Leasing International, Inc. (the "$25,000,000 Note"), which mortgage note is secured by that certain Mortgage made by 17 BPNA to Kawasaki Leasing International, Inc. in the original principal amount of $25,000,000.00, dated May 31, 1991 and recorded on June 7, 1991 in
           Reel 1788 Page 1613 in the City Register's office for New York County and which mortgage note is the subject of that certain Building Loan Agreement of even date therewith (the "$25,000,000 Loan Agreement") by and between 17 BPNA, as borrower, and Kawasaki Leasing International Inc., as lender;

           WHEREAS, the term of the $100,000,000 Note and the $25,000,000 Note have been extended to December 28, 2034 and the lien of the mortgages securing said notes as referred to above (the "Mortgages") has been spread to cover the premises commonly known as 1076 White Plains Road, Bronx, New York (Section 14, Block 3733, Lot 9);

           WHEREAS, pursuant to an Agreement of Reduction of Mortgage Indebtedness dated December 28, 1995 between Downtown Acquisition Partners, L.P. ("DAP") and 17 BPNA, DAP granted 17 BPNA (i) a reduction in the indebtedness evidenced by the $100,000,000 Note, so that the total principal and interest outstanding thereunder as of such date was $68,787,793.00 of principal and $50,473,000.00 of interest and (ii) a reduction in the indebtedness evidenced by the $25,000,000 Note, so that the total principal and interest outstanding thereunder as of such date was $17,884,207.00 of principal and $9,305,000.00 of interest;

           WHEREAS, following such reductions in the indebtedness evidenced by the $100,000,000 Note and the $25,000,000 Note, various individuals having a direct or indirect interest in 17 BPNA executed Assumption Agreements whereby they agreed to assume the obligation to pay portions of the indebtedness evidenced by the $100,000,000 Note and the $25,000,000 Note;

           WHEREAS, following the spreading of the lien of the Mortgages and the assumption of portions of the indebtedness evidenced by the $100,000,000 Note and the $25,000,000 Note as described above, the lien of the Mortgages was released from the premises, 17 Battery Place, New York, New York and from the Ground

Lease encumbering such premises (collectively, the "17 Battery Place Premises");

           WHEREAS, in consideration of, and as a condition to, Arlen's obligations contained in this Agreement, if Mataponi obtains the Rucon Shares at the Rucon UCC Sale, then following the Rucon Consummation Date, Mataponi has agreed to use its commercially reasonable efforts to cause Sackbar to sell to Arlen on the most favorable terms obtainable by Mataponi for Arlen the $100,000,000 Note, the $25,000,000 Note, the Mortgages, the $100,000,000 Loan
Agreement, the $25,000,000 Loan Agreement and all other loan documents pertaining to either of the loans evidenced by the $100,000,000 Note or the $25,000,000 Note (such notes and all of such documents referred to in this recital, hereinafter, collectively referred to as the "17 Battery Notes");

           WHEREAS, as of the date hereof Arlen is indebted to: MORGAN GUARANTY TRUST COMPANY OF NEW YORK ("Morgan") in the approximate amount of $4,000,000.00 (the "Morgan Indebtedness");

           WHEREAS, Arlen is in default of its obligations in respect of the Morgan Indebtedness and Arlen is subject to various judgments, lawsuits and other actions taken in enforcement of the Morgan Indebtedness, and given Arlen's current financial situation, Arlen is currently unable to, and is highly unlikely in the future to be able to, satisfy its obligations with respect to the Morgan Indebtedness or to satisfy the judgments, lawsuits and other actions pending in enforcement of the Morgan Indebtedness unless the transactions provided for in this Agreement are consummated;

           WHEREAS, Arlen desires to satisfy the Morgan Indebtedness in order:
(i) to substantially improve Arlen's financial condition; (ii) to enable Arlen to continue as a viable business entity; and (iii) to avoid the forced liquidation of Arlen under extremely adverse circumstances;

           WHEREAS, as an accommodation to Arlen and in consideration of Arlen's obligations contained herein, Mataponi, AGC and Arlen have agreed to cause the Morgan Indebtedness to be satisfied in full in accordance with the terms and conditions of this Agreement;

           WHEREAS, in order to satisfy the Morgan Indebtedness, Mataponi has agreed that upon completion of the Leumi Assignment, Mataponi, as successor in interest to Bank Leumi with respect to the Leumi Position (including, without limitation, as pledgee of the Grant Stock), shall release the existing lien of Bank Leumi on, and permit the Agent to release from the Note Collateral in order to enable Rucon to deliver to New Automotive to pledge to Sumitomo, the Grant Stock, to satisfy the conditions required by Sumitomo to make an additional cash advance of up to $3,000,000.00 (the "Sumitomo Advance") to Grant and GTS under the existing credit facility which New Automotive, Grant and GTS have with Sumitomo;

           WHEREAS, upon receiving the Sumitomo Advance, Grant and GTS have agreed to upstream the proceeds of the Sumitomo Advance to New Automotive, which in turn will upstream such proceeds to Rucon in order to enable Rucon to obtain the release of certain liabilities and obligations which it had previously assumed from Arlen and to enable Arlen to pay such proceeds to Morgan in satisfaction of the Morgan Indebtedness, and the Note Holders and Mataponi have agreed to permit such proceeds to be used to satisfy the Morgan Indebtedness in lieu of being applied in part satisfaction of the Notes;

           WHEREAS, it is contemplated that, upon satisfaction of the Morgan Indebtedness, Morgan shall cancel the 5-1/4% Subordinated Note of Arlen dated March 1, 1991 issued to AGC in the principal amount of $1,557,830.96 (the "First Morgan Note") and the Non-Negotiable Promissory Note of Arlen dated April 4, 1991 issued to AGC in the principal amount of $1,039,073.76 (the "Second Morgan Note" and together with the First Morgan Note collectively referred to as the "Morgan Notes"), which Morgan Notes were assigned by AGC to Morgan as collateral security for certain obligations that AGC has to Morgan;

           WHEREAS, the consummation of the transactions contemplated by this Agreement will enable Arlen to have settled and satisfied the Morgan Indebtedness owed by Arlen to Morgan as well as to terminate various pending lawsuits, judgments and other enforcement actions in respect of the Morgan Indebtedness;

           WHEREAS, in order to satisfy the Secured Obligations, if Mataponi obtains the Rucon Shares at the Rucon UCC Sale, then upon consummation of the Rucon UCC Sale and on such date that Mataponi acquires the Rucon Shares (the "Rucon Consummation Date"): (i) Arlen has agreed to pay the proceeds from the Arlen Portion to the holders of the Secured Obligations in part satisfaction of the Secured Obligations; and (ii) Mataponi has agreed that, upon such payment by Arlen, on the Rucon Consummation Date, Mataponi shall pay to the holders of the Secured Obligations, or, in the alternative, cause the holders of the Secured Obligations to otherwise forgive, for the account and benefit of Arlen, up to a maximum of $870,000, in respect of any amounts which are still owed to the holders of the Secured Obligations after Arlen shall have applied the proceeds from the Arlen Portion in the manner described above;

           WHEREAS, Arlen has agreed to pay all of the reasonable costs and expenses incurred in connection with the transactions contemplated hereby, including, without limitation, all legal fees and disbursements, but excluding any costs and expenses that may be incurred in connection with the Rucon UCC Sale;

           WHEREAS, as a further accommodation to Arlen, AGC has agreed that if Mataponi obtains ownership of the Rucon Shares at the Rucon UCC Sale, then AGC shall cancel any and all obligations of Arlen or Rucon contained in the Current Obligations Agreement; and

           WHEREAS, the parties hereto acknowledge and agree that the Rucon UCC Sale is purely an involuntary sale and Arlen and Rucon, by virtue of their execution and delivery of this Agreement, are not taking any actions which would be deemed to change the involuntary nature of the Rucon UCC Sale to a voluntary sale.

           NOW, THEREFORE, in consideration of these presents and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

           SECTION 1. Arlen Default and Inability to Cure. Arlen acknowledges and agrees that: (i) Rucon has failed to pay the November 1995 Payment within the time period permitted under the Current Obligations Agreement and as a result thereof Rucon is in default under the terms and conditions of the Current Obligations Agreement; (ii) as a result of the Current Obligations Default, the Agent and the Note Holders have asserted that Arlen is in default under the terms and conditions of the 1993 Extension Agreement and as a result thereof the Agent and the Note Holders have asserted that approximately $125,000,000.00 of principal and accrued interest is immediately due and payable with respect to the Notes; (iii) Rucon has frequently been late in fulfilling its obligations contained in the Current Obligations Agreement and the Agent and the Note Holders have asserted that all cure periods contained in the 1993 Extension Agreement have expired and been exhausted by Arlen; (iv) given the current financial situation of Arlen, Arlen's inability to borrow or obtain funds on its own and Arlen's inability to upstream any borrowed funds from Rucon or its other subsidiaries to cure the Current Obligations Default or the Extension Agreement Default, it is impossible for Arlen to cure such defaults within the foreseeable future; and (v) in consideration for the forbearances, further extensions in the maturity date of the Notes and other benefits which are to become available to Arlen under this Agreement (including, without limitation, the opportunities hereunder to obtain the release from the Note Collateral of the Grant Stock, the satisfaction and discharge of the Morgan Indebtedness and the Secured Obligations and the potential to acquire the 17 Battery Notes) and in order to avoid the expense and other burdens and risks of litigation, neither Arlen, Rucon nor any of Rucon's subsidiaries will take any action to litigate or contest the assertion by the Agent and the Note Holders that the Extension Agreement Default currently exists and is continuing and that all cure periods that Arlen may possess pursuant to the terms and conditions of the 1993 Extension Agreement have expired and been exhausted. Arlen further acknowledges and agrees that it understands that following the consummation of the Leumi Acquisition it is contemplated that the Agent will foreclose on the Rucon Shares and conduct a public sale of the Rucon Shares in accordance with the terms and conditions set forth in Section 8 below.

           SECTION 2. Forbearance. Notwithstanding the 1993 Extension Agreement and provided that Arlen complies in all respects with the terms and conditions of this Agreement, then, effective on, and conditioned upon: (i) the consummation of the Leumi Acquisition, (ii) the consummation of the Rucon UCC Sale with Mataponi obtaining the ownership of the Rucon Shares thereat, and
(iii) the satisfaction of the Morgan Indebtedness in accordance with Section 9 below, the Note Holders, the Agent, and Mataponi, individually and in its capacities described in the first paragraph of this Agreement and in the last sentence of Section 7(d) below, hereby agree that, subject to Section 4 below, the due date for all principal and interest payments due or to become due under the Notes shall be extended to December 28, 2033 (the "Extended Due Date") and that from and after the effectiveness of the Extended Due Date, no default or Event of Default (as defined in the Notes or the 1993 Extension Agreement) shall be deemed to have occurred prior to the Extended Due Date so long as Arlen is in full compliance with its obligations set forth in Section 4 below; and the notice of acceleration with respect to the Notes which was heretofore delivered to Arlen and Rucon shall, upon the satisfaction of the conditions precedent enumerated in this Section 2, be deemed withdrawn.

           SECTION 3. Interest on the Notes. Interest shall accrue on the Notes at the rate of EIGHT PERCENT (8%) per annum (the "Interest Rate") through the Extended Due Date and until payment in full of the principal amount of the Notes and shall be added to principal annually. The parties hereto acknowledge and agree that the Interest Rate: (i) is the same interest rate which is currently in effect with respect to the Notes; (ii) has been in effect since prior to January 1, 1993; and (iii) is the default rate provided for in the Notes.

           SECTION 4.     Mandatory Payments in Respect of the Notes.

                 (a) Notwithstanding any provision contained herein to the contrary, Arlen covenants and agrees to pay to the Note Holders, pari passu, within thirty (30) days after the end of each fiscal quarter of Arlen, commencing with Arlen's first fiscal quarter in Arlen's fiscal year ending February 28, 1997 and terminating in the last fiscal quarter in the fiscal year in which the Extended Due Date occurs, FIFTY PERCENT (50%) of Arlen's Net Income (as defined in Section 4(b) below). Each such cash payment shall be applied, without premium or penalty, first as a payment of the accrued but unpaid interest on the Notes and then, after all such accrued but unpaid interest shall have been paid in full, as a payment of the remaining unpaid principal balance of the Notes.

                 (b) For purposes of this Agreement, "Net Income" means Arlen's "Net Income" determined in accordance with generally accepted accounting principles consistently applied ("GAAP"), as reported on Arlen's annual audited financial statements which have been certified by Arlen's certified public accountants, after payment or provision for Arlen's "Current Liabilities" (as such term is used and understood under GAAP) without deduction for depreciation, amortization or debt service but less reasonable reserves and reserves for acquisitions (collectively the "Reserves") as determined by Arlen's Board of Directors in good faith.

                 (c) The parties hereto acknowledge and agree that the Note Holders shall at all times retain: (i) a fifty percent (50%) interest in and to the Reserves; and (ii) a fifty percent (50%) residual interest in all assets acquired with the Reserves and the proceeds thereof. As clarification to, but without limiting the generality of, the immediately preceding sentence, the Note Holders shall be entitled to receive fifty percent (50%) of the Reserves if unused, and if such Reserves are used then the Note Holders shall be entitled to a fifty percent (50%) residual interest in and to the assets acquired with the Reserves and the proceeds thereof.

                 (d) Arlen shall keep full, complete and accurate books, records and accounts suitable for the preparation of financial statements in accordance with GAAP, and maintain such records for a period of at least ten
(10) years from the date of preparation. The Note Holders and their representatives shall be entitled to audit all of the books and records of Arlen during regular business hours not more than once during each calendar quarter, upon five (5) business days prior written notice. Arlen shall cooperate fully with the Note Holders and their representatives conducting any such audit. In the event that any such audit reveals an under reporting by an amount in excess of three percent (3%) between actual Net Income and Net Income as reported to the Note Holders, then Arlen shall promptly pay the cost of such audit as well as the additional amount due to the Note Holders.

           SECTION 5.     Defaults Under the Notes.

                 (a) The Note Holders acknowledge, agree and covenant that, notwithstanding anything contained herein or in the Notes or the documents and instruments related thereto to the contrary, from and after such date as the conditions precedent enumerated in the first sentence of Section 2 above shall have been fulfilled and upon effectiveness of the Extended Due Date, the Note Holders shall only declare an event of default on, or seek an acceleration of the principal and interest due under, or seek to enforce any collateral for, the Notes if, and only if, any of one or more of the following events shall have occurred and be continuing:

                 (i) if any payment of principal or interest due under the Notes, including, without limitation, pursuant to Section 4 above, has not been made when due and such failure has continued for ten (10) days after Arlen has received notice of such default; or

                 (ii) if Arlen shall make an assignment for the benefit of creditors, or shall commence a case under the federal bankruptcy laws, or any state insolvency laws, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file an answer admitting or not contesting the material allegations of a petition against it in any such proceeding, or shall seek or acquiesce in the appointment of any trustee, custodian, receiver or liquidator of Arlen; or if, within sixty (60) days after the commencement of an action against Arlen seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, such action shall not have been dismissed or all orders entered therein or proceedings thereunder shall not have been vacated.

           SECTION 6. Extension of Lezam Obligations. Arlen hereby agrees that the due date for all principal and interest payments due under the Lezam Obligations is hereby deemed extended to the Extended Due Date.

           SECTION 7.     Acquisition of Leumi Indebtedness.

                 (a) Arlen acknowledges, agrees and covenants that on or about January 16, 1996, Rucon shall act for Mataponi, and in such capacity, Rucon shall purchase the Leumi Position with respect to the Leumi Indebtedness from Bank Leumi for the Leumi Cash Portion. In connection with the transactions relating to the Leumi

Acquisition, it is contemplated that Bank Leumi will agree to accept the Leumi Obligation in satisfaction of the balance of the Leumi Indebtedness provided timely installment payments of the Leumi Obligation are made when due and Rucon shall pledge to Bank Leumi fifty-five percent (55%) of the outstanding shares of the Common Stock and Class B Stock of Curtis Holding and cause Curtis Holding to pledge to Bank Leumi fifty-five percent (55%) of the Common Stock of Curtis Partition as collateral security for the full payment of the Leumi Obligation.

                 (b) In order to consummate the Leumi Acquisition, Mataponi agrees that it shall make the Rucon Loan to Rucon in order to finance the Leumi Cash Portion and Rucon agrees that Rucon shall execute and deliver the Pledge Agreement to Mataponi, which shall be satisfactory to Mataponi in all respects and which shall provide for a pledge by Rucon to Mataponi of all of Rucon's right, title and interest in and to the Leumi Position.

                 (c) Following the consummation of the Leumi Acquisition and in any event promptly upon Mataponi's demand, Arlen covenants and agrees that it shall cause Rucon to assign to Mataponi all of Rucon's right, title and interest in and to the Leumi Position, including, without limitation, the Note Collateral held by Bank Leumi with respect to the Leumi Indebtedness, in full and final satisfaction of the Rucon Loan.

                 (d) The parties hereto hereby acknowledge and agree that upon completion of the Leumi Assignment, Mataponi, as successor to Leumi and as the holder of all of the collateral security in respect of the Leumi Indebtedness, will be entitled to consent and agree to the extension of the due date for all principal and interest payments due or to become due under the Notes made pursuant to Section 2 above. In furtherance of the immediately preceding sentence and in accordance with the terms and conditions of the Bank Leumi Documents, the parties hereto acknowledge and agree that Mataponi, in addition to executing and delivering this Agreement in its individual capacity, is also executing and delivering this Agreement as AGC's attorney-in-fact and in AGC's capacity as agent under the Intercreditor Agreement.

                 (e) Each of Arlen, Rucon and Mataponi shall use all reasonable efforts to take, or to cause to be taken, all appropriate action, do or cause to be done all things proper, necessary, or advisable under applicable laws and regulations, execute and deliver such documents and other papers, as may be required to carry out and make effective the transactions contemplated by this Section 7.

           SECTION 8. Procedures for a Commercially Reasonable UCC Sale; No Assumption of Liabilities or Obligations of Arlen, Rucon or Rucon's Subsidiaries.

                 (a) The parties hereto hereby acknowledge, agree and covenant that if the Agent substantially complies with the procedures and provisions set forth on Schedule E attached hereto with respect to the Rucon Shares, then a commercially reasonable foreclosure sale with respect to the Rucon Shares shall be deemed to have occurred in accordance with the terms and provisions of the New York Uniform Commercial Code (the "UCC"). In furtherance of the foregoing, the parties hereto hereby further acknowledge, agree and covenant that any third party (including, without limitation, Mataponi or affiliates of the Note Holders) other than the Note Holders may bid on, and, if successful, purchase, the Rucon Shares at the Rucon UCC Sale so long as no such third party receives direct funding from any of the Note Holders and in connection with any such Rucon UCC Sale, Arlen, by virtue of the Stock Pledge Agreement, shall only be entitled to the Arlen Portion (after deducting the expenses of the Rucon UCC Sale).

                 (b) Arlen hereby acknowledges, agrees and covenants that if Mataponi obtains the Rucon Shares at the Rucon UCC Sale, then Mataponi: (i) shall not assume any liabilities or obligations of Arlen, Rucon or Rucon's subsidiaries by virtue of the Rucon UCC Sale or in connection with, or related to, any other matter, and that Arlen is solely and exclusively responsible for all of Arlen's liabilities and obligations, provided that New Automotive, Grant and GTS shall remain liable to Sumitomo for the Sumitomo Advance; and (ii) shall own all of the Rucon Shares free and clear of any and all liens, claims, security interests or encumbrances or any other interests or claims of any kind whatsoever (whether secured, unsecured, contingent or fixed) of Arlen or its successors, assigns and affiliates. In furtherance of, but without limiting the generality of the foregoing, Arlen acknowledges and agrees that if Mataponi obtains the Rucon Shares at the Rucon UCC Sale, then upon consummation of the Rucon UCC Sale, Arlen is not entitled to any interest (residual or otherwise) in Rucon or Rucon's subsidiaries except for the Arlen Portion.

           SECTION 9.     Satisfaction of Morgan Indebtedness.

                 (a) Arlen acknowledges and agrees that: (i) Arlen is in default of its obligations with respect to the Morgan Indebtedness and that given Arlen's current financial situation and inability to obtain or borrow funds in its own capacity or through upstreaming borrowed funds from Rucon or Rucon's subsidiaries, Arlen is currently unable, and expects to continue to be unable for the foreseeable future, to satisfy its obligations with respect to the Morgan Indebtedness unless the transactions described in this

Agreement are consummated. Notwithstanding Arlen's inability to satisfy the Morgan Indebtedness, Arlen acknowledges and agrees that the satisfaction of the Morgan Indebtedness would, inter alia: (i) substantially improve Arlen's financial condition; (ii) enable Arlen to continue as a viable business entity; and (iii) avoid the liquidation of Arlen under extremely adverse circumstances. Accordingly, as an accommodation to Arlen, Mataponi, AGC and Arlen have agreed to satisfy the Morgan Indebtedness in full in accordance with the terms and conditions of this Section 9.

                 (b) Mataponi hereby agrees that upon completion of the Leumi Assignment, Mataponi, as successor-in-interest to Bank Leumi with respect to the Leumi Position and the collateral in respect thereof (including, without limitation, the Grant Stock), shall release the existing lien of Bank Leumi on the Grant Stock and permit the Agent to release the Grant Stock from the Note Collateral in order to enable Rucon to deliver the Grant Stock to New Automotive to pledge the same to Sumitomo in order to induce Sumitomo to make the Sumitomo Advance to Grant and GTS under the existing credit facility with Sumitomo. Upon receiving the proceeds of the Sumitomo Advance, Arlen covenants to, and agrees with, AGC and Mataponi, that: (i) Grant and GTS will dividend upstream such proceeds to New Automotive, which in turn will dividend upstream such proceeds to Rucon to enable Rucon to obtain the release from Arlen of certain liabilities and obligations which it had previously assumed from Arlen; and (ii) upon Arlen receiving such proceeds, Arlen shall immediately and forthwith pay over such proceeds to Morgan in part satisfaction of the Morgan Indebtedness rather than utilizing such proceeds in partial satisfaction of the Notes or the Leumi Indebtedness. The parties hereto acknowledge and agree that Arlen would be unable to borrow any amounts from Sumitomo and upstream the proceeds thereof if Mataponi and the Agent were unwilling to permit the release of the Grant Stock from the Note Collateral and the pledge of the Grant Stock to Sumitomo, which Mataponi and the Agent have agreed to do as an accommodation to Arlen.

                 (c) The parties hereto acknowledge and agree that upon satisfaction of the Morgan Indebtedness, Morgan shall cancel the Morgan Notes which are currently being held by Morgan as part of the collateral securing the Morgan Indebtedness. AGC hereby agrees that he shall have no claim nor make any objection with respect to the cancellation of the Morgan Notes.

           SECTION 10.    Satisfaction of Secured Obligations.

                 (a) In order to satisfy the Secured Obligations, Arlen covenants to, and agrees with, AGC and Mataponi, that if Mataponi acquires the Rucon Shares at the Rucon UCC Sale, then upon the Rucon Consummation Date, Arlen shall pay over the proceeds of the Arlen Portion to the holders of the Secured Obligations in part satisfaction of the Secured Obligations.

                 (b) To the extent that the proceeds of the Sumitomo Advance and Arlen Portion are insufficient to satisfy the Secured Obligations (the dollar amount of such insufficiency being referred to herein as the "Deficiency Amount"), Mataponi hereby covenants to, and agrees with, Arlen that, if Mataponi acquires the Rucon Shares at the Rucon UCC Sale, then immediately following the Rucon Consummation Date, Mataponi shall pay to the holders of the Secured Obligations, or, in the alternative, cause the holders of the Secured Obligations to otherwise forgive, for the account and benefit of Arlen, up to a maximum of $870,000.00 in respect of the Deficiency Amount.

           SECTION 11. General Provisions Relating to the Satisfaction of the Morgan Indebtedness and the Secured Obligations.

                 (a) Arlen hereby covenants and agrees that if Mataponi shall at any time prior to the Rucon Consummation Date provide to Arlen any funds in respect of the Deficiency Amount or the Morgan Indebtedness, then all of such funds shall be deemed a demand loan from Mataponi to Arlen which loan shall bear interest at the rate of eight percent (8%) per annum and shall be evidenced by a demand promissory note from Arlen to Mataponi. Notwithstanding the immediately preceding sentence, if Mataponi obtains the Rucon Shares at the Rucon UCC Sale, then on the Rucon Consummation Date any amounts loaned to Arlen by Mataponi pursuant to the immediately preceding sentence shall be forgiven and no longer be an obligation of Arlen.

                 (b) The parties hereto acknowledge and agree that the covenants and agreements contained in this Agreement to satisfy the Morgan Indebtedness and the Secured Obligations: (i) are solely for the benefit of the parties hereto and are not enforceable by the holders of the Morgan Indebtedness or the Secured Obligations or any other third party or creditor of Arlen, Rucon or Rucon's subsidiaries; and (ii) apply solely and exclusively to the Morgan Indebtedness and the Secured Obligations and not to any other debts or creditors of Arlen, Rucon or Rucon's subsidiaries.

                 (c) Each party to this Agreement shall use all reasonable efforts to take, or to cause to be taken, all appropriate action, do or cause to be done all things proper, necessary, or advisable under applicable laws and regulations, execute and deliver such documents and other papers, as may be required to carry out and make effective the transactions contemplated pursuant to Sections 9 and 10 above.

           SECTION 12. Assignment of Automotive Accessories Holdings, L.L.C. Promissory Note. Mataponi hereby covenants and agrees that if Mataponi acquires the Rucon Shares at the Rucon UCC Sale, then on the Rucon Consummation Date, Mataponi shall cause Rucon to make a non-recourse assignment to Arlen of all of Rucon's right, title and interest in and to the Automotive Accessories Holdings, L.L.C. Promissory Note by causing Rucon to execute and deliver to Arlen the Non-Recourse Assignment in the form of Exhibit A attached hereto.

           SECTION 13. Cancellation of Certain Agreements between Rucon and its Subsidiaries and Arlen; Cancellation of Certain Provisions of the Stock Transfer and Assumption Agreement; Cancellation of Current Obligations Agreement.

                 (a) Arlen hereby acknowledges, agrees and covenants that, if Mataponi acquires the Rucon Shares at the Rucon UCC Sale, then effective as of the Rucon Consummation Date, any and all guarantees or assumptions of liabilities or obligations made by any of Rucon or Rucon's subsidiaries for the benefit of Arlen or any other agreements or understandings pursuant to which Rucon or Rucon's subsidiaries are liable to, or responsible for, the obligations of Arlen shall be cancelled and terminated and shall have no further force or effect. In furtherance of the foregoing, if Mataponi acquires the Rucon Shares at the Rucon UCC Sale, then effective as of the Rucon Consummation Date, any and all guarantees or assumptions of liabilities or obligations made by Arlen on behalf of Rucon or Rucon's subsidiaries or any other agreements or understandings pursuant to which Arlen is liable to, or responsible for, the obligations of Rucon or Rucon's subsidiaries shall be cancelled and terminated and shall have no further force or effect.

                 (b) Without limiting the generality of Section 13(a) above, Arlen and Rucon hereby acknowledge and agree that in consideration for payment of the $3,000,000.00 to be received by Rucon by way of dividend from New Automotive in connection with the Sumitomo Advance, then effective not later than the date on which the Morgan Indebtedness shall be satisfied, clauses (a) and (b) of Paragraph 4 of the Rucon Assumption Agreement shall be deemed terminated and of no further force or effect.

                 (c) The parties hereto acknowledge and agree that if Mataponi obtains the Rucon Shares at the Rucon UCC Sale, then upon the Rucon Consummation Date, the Current Obligations Agreement shall be deemed cancelled and of no further force or effect.

           SECTION 14. Exchange of Releases. If Mataponi obtains the Rucon Shares at the Rucon UCC Sale, then on the Rucon Consummation Date: (i) Arlen covenants and agrees to execute and deliver (A) to Mataponi the General Release in the form of Exhibit

B attached hereto; and (B) to Rucon and Rucon's subsidiaries the General Release in the form of Exhibit C attached hereto; and (ii) Rucon covenants and agrees to execute and deliver to Arlen, and to cause Rucon's subsidiaries to execute and deliver to Arlen, the General Release in the form of Exhibit D attached hereto.

           SECTION 15.    17 Battery Notes.

                 (a) Mataponi covenants and agrees that if Mataponi acquires the Rucon Shares at the Rucon UCC Sale, then following the Rucon Consummation Date, Mataponi shall use its commercially reasonable efforts to cause Sackbar to sell to Arlen the 17 Battery Notes on the most favorable terms obtainable. The parties hereto acknowledge and agree that Arlen's Obligations contained in this Agreement are conditioned upon Arlen acquiring the 17 Battery Notes.

                 (b) At such time as Arlen shall acquire the 17 Battery Notes (the "17 Battery Notes Acquisition Date"), Arlen covenants and agrees that: (i) Arlen shall under no circumstances be deemed a holder in due course of the 17 Battery Notes; (ii) Arlen shall at all times remain the record and beneficial owner of the 17 Battery Notes; and (iii) under no circumstances shall Arlen, directly or indirectly, sell, transfer, negotiate, assign or otherwise dispose of, or permit voluntarily or involuntarily any security interest, pledge, mortgage, lien, charge, encumbrance, adverse claim, preferential assignment or restriction of any kind on, the 17 Battery Notes.

                 (c) Arlen acknowledges, agrees and covenants that, notwithstanding anything contained herein or in the 17 Battery Notes or the documents and instruments related thereto to the contrary, from and after the 17 Battery Notes Acquisition Date, Arlen shall not, under any circumstance whatsoever, declare an event of default on, or seek an acceleration of the principal and interest due under, or seek to enforce any mortgage or collateral for, the 17 Battery Notes prior to the maturity date thereof.

           SECTION 16.    Security For the Payment of the Notes.

                 (a) To secure the prompt and complete payment, observance and performance of all of Arlen's obligations under the Notes, Arlen hereby covenants and agrees that, at such time as any of the Note Holders shall request, Arlen shall assign and pledge to the Note Holders, and grant to the Note Holders, a security interest in, all of Arlen's right, title and interest in and to any and all notes or bonds acquired by Arlen (as the Note Holders in their discretion determine) within the eighteen (18) month period following the date hereof and the proceeds thereof (collectively, the "Collateral Security").

                 (b) At such time as the Note Holders exercise their rights provided in Section 16(a) above, Arlen agrees to perform any and all steps reasonably requested by the Note Holders, including, without limitation, executing and delivering security agreements, mortgages, pledges, collateral assignments and financing or continuation statements, or amendments thereof in form and substance satisfactory to the Note Holders with respect to the Collateral Security and such other documents and materials the Note Holders request to perfect, maintain and protect the Note Holders' security interest in the Collateral Security or to enable the Note Holders to exercise their rights and remedies under any documents with respect to the Collateral Security.

                 (c) At such time as the Note Holders shall request, Arlen covenants and agrees to enter into a separate agreement with the Note Holders to evidence the terms and provisions of this Section 16.

           SECTION 17. Tax Reserve Payments. The parties hereto acknowledge and agree that for all periods up until the Rucon Consummation Date, Rucon, New Automotive and New Automotive's subsidiaries shall be entitled to continue to pay and upstream dividends to Arlen in accordance with Rucon's, New Automotive's and New Automotive's subsidiaries' prior business practices up to a maximum of thirty-four percent (34%) of Rucon's, New Automotive's and New Automotive's subsidiaries' taxable income pro rated as of the Rucon Consummation Date. The parties hereto acknowledge and agree that the provisions of this Section 17 shall not apply to Curtis Holding or Curtis Partition.

           SECTION 18.    Effectiveness of this Agreement.

                 (a) The terms and provisions of this Agreement and the transactions contemplated hereby which are obligations of the Note Holders, AGC or Mataponi are expressly conditioned on no claims, demands, suits or proceedings (collectively, "Actions") being initiated by any third party (including, without limitation, by creditors or shareholders of Arlen, Rucon or its subsidiaries or of any of the other parties hereto) relating to or otherwise questioning or challenging the terms and provisions of this Agreement, the transactions contemplated hereby or related hereto, or the proposed Leumi Acquisition, the satisfaction of the Morgan Indebtedness or the Secured Obligations pursuant to Sections 9 and 10 above, or the Rucon UCC Sale. Upon the commencement of any such Actions, each of Mataponi, the Note Holders or AGC, either individually or in his capacity as agent for the Note Holders, shall have the right, at each of their sole and exclusive option, by delivering written notice to Arlen in accordance with Section 23(b) below, to terminate this Agreement. Upon any such termination, the terms and provisions of this Agreement shall be deemed null and void, except for such provisions which by their terms are expressly stated to survive such termination.

                 (b) In furtherance of Section 18(a) above, if for any reason Mataponi does not acquire the Rucon Shares at the Rucon UCC Sale, then immediately following the Rucon Consummation Date Arlen covenants and agrees that it shall forthwith and immediately pay to the Note Holders the dollar amount of the Sumitomo Advance and deliver back to Mataponi the Grant Stock, it being the understanding and agreement among the parties hereto that the release of the Grant Stock from the Note Collateral in order to induce Sumitomo to make the Sumitomo Advance and the Note Holders agreement to permit the Sumitomo Advance to be used in satisfaction of the Morgan Indebtedness is conditioned on Mataponi acquiring the Rucon Shares at the Rucon UCC Sale.

           SECTION 19.    Representations and Warranties.

                 (a) Due Execution. Each of the parties hereto hereby represents and warrants to the other parties hereto that this Agreement was duly executed by him or it and that this Agreement is a legal, valid and binding obligation of such party enforceable in accordance with its terms.

                 (b) Certain Corporate Changes of Arlen. Arlen hereby represents and warrants to the other parties hereto that: (i) between April 26, 1995 and May 15, 1995, ARLEN AUTOMOTIVE, INC., a Delaware corporation and a wholly-owned subsidiary of Arlen ("Old Automotive"), changed its name to ARLEN HOLDINGS CORP. ("Holdings") and thereafter Holdings transferred its ownership in Grant and GTS to New Automotive, a newly-organized, wholly-owned subsidiary of Holdings having Holdings' former name "ARLEN AUTOMOTIVE, INC.", (ii) prior to the date hereof, Holdings formed New Automotive as a wholly-owned subsidiary and thereafter transferred to New Automotive all of Holdings' ownership interest in Grant and GTS, (iii) prior to the date hereof, New Automotive formed GRIZZLY PRODUCTS, INC. ("Grizzly") and A&A SPECIALTIES CORP. ("Specialties"), both as wholly-owned subsidiaries, which thereafter acquired businesses from unrelated third parties, and (iv) prior to the date hereof, Holdings changed its name to "RUCON SERVICES CORP.". As a result of the transactions described in the immediately preceding sentence, Arlen hereby represents and warrants that, as of the date hereof, Arlen is the beneficial and record owner of all of the outstanding shares of capital stock of Rucon, Rucon is the beneficial and record owner of all of the outstanding shares of capital stock of New Automotive and Curtis Holding, New Automotive is the beneficial and record owner of all of the outstanding shares of capital stock of Grant, GTS, Grizzly and Specialties, and Curtis Holding is the beneficial and record owner of all of the outstanding shares of capital stock of Curtis

Partition. Accordingly, the parties hereto acknowledge, agree and covenant that any and all references to Old Automotive in the 1993 Extension Agreement and all documents and instruments executed in connection therewith shall be deemed to mean "RUCON SERVICES CORP., a Delaware corporation".

           SECTION 20.    Indemnification.

                 (a) The Note Holders, Mataponi, Rucon, Rucon's subsidiaries and their respective affiliates, officers, directors, shareholders, managers and members (and any trustees, officers, directors or shareholders of any such managers or members), employees, partners, representatives, consultants, agents, successors and assigns (each an "Arlen Indemnified Party") shall be indemnified, defended and held harmless by Arlen for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses) actually suffered or reasonably incurred by them (including, without limitation, any action brought or otherwise initiated by any of them) (hereinafter a "Loss" and collectively "Losses"), arising out of or resulting from:

                 (i) the breach of any representation or warranty made by Arlen contained in this Agreement; or

                 (ii) the breach of any covenant or agreement by Arlen contained in this Agreement; or

                 (iii) any and all liabilities of Arlen whether arising prior to, on or after the date hereof incurred by any Arlen Indemnified Party as a result of, or relating to, demands or claims of the creditors or shareholders of Arlen.

To the extent that Arlen's undertakings set forth in this Section 20(a) may be unenforceable, Arlen shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by the Arlen Indemnified Parties.

                 (b) Arlen and its respective officers, directors, employees, partners, representatives, consultants, agents, successors and assigns (each a "Mataponi Indemnified Party") shall be indemnified, defended and held harmless by Mataponi for any and all Losses actually suffered or reasonably incurred by them (including, without limitation, any action brought or otherwise initiated by any of them), arising out of or resulting from:

                 (i) the breach of any representation or warranty made by Mataponi contained in this Agreement; or

                 (ii) the breach of any covenant or agreement by Mataponi contained in this Agreement.

To the extent that Mataponi's undertakings set forth in this Section 20(b) may be unenforceable, Mataponi shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by the Mataponi Indemnified Parties.

           (c) An Arlen Indemnified Party or a Mataponi Indemnified Party (collectively the "Indemnified Parties" and each individually an "Indemnified Party") shall give the indemnifying party (the "Indemnifying Party") notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and liabilities of an Indemnifying Party under this
Section 20 with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Section 20 ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within sixty (60) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this
Section 20 except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to an Indemnified Party otherwise than under this Section 20. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claims, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if the Indemnifying Party gives notice of its intention to do so to the Indemnified Party within five (5) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party.

           (d) If any Arlen Indemnified Party is entitled to indemnification pursuant to the terms and conditions of this Agreement, then the Note Holders may set off the dollar amount of such claimed indemnification against any obligation of the Note Holders to Arlen, including, without limitation, against the 17 Battery Notes from and after the 17 Battery Notes Acquisition Date, which action shall not be considered a default under the 17 Battery Notes or this Agreement.

           (e) The obligations of Arlen under this Section 20 shall survive the termination or the expiration of this Agreement.

           SECTION 21. Integrated Transaction. The parties hereto acknowledge and agree that all of the transactions contemplated pursuant to this Agreement are one integrated transaction and that each individual transaction contemplated pursuant to this Agreement is an integral component of all of the other transactions contemplated pursuant to this Agreement.

           SECTION 22. Payment of Expenses. Arlen covenants and agrees to pay all of the reasonable costs and expenses incurred in connection with the transactions contemplated hereby, including, without limitation, all legal fees and disbursements; provided, however, that Arlen shall not be responsible pursuant to this Section 22 to pay any costs and expenses incurred in connection with the Rucon UCC Sale.

           SECTION 23.    Miscellaneous.

                 (a) Waiver. Any party to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto, or (iii) waive compliance with any of the agreements or conditions of the other parties contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of such party's rights hereunder shall not constitute a waiver of any of such rights.

                 (b) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 23(b):

           (a) if to Arlen, and prior to the Rucon Consummation Date, if to Rucon or any of Rucon's subsidiaries:

                 THE ARLEN CORPORATION
                 505 Eighth Avenue
                 New York, New York 10018
                 Attention: President
                 Telecopy:  (212) 736-5108

                 with a copy to:

                 Stephen Delman, Esq.
                 505 Eighth Avenue
                 Suite 300
                 New York, New York  10018
                 Telecopy:  (212) 279-9595

           (b)   if to the Note Holders:

                 Mr. Arthur G. Cohen
                 505 Eighth Avenue
                 New York, New York 10015
                 Telecopy: (212) 736-2459
                 with a copy to:

                 HERRICK, FEINSTEIN LLP
                 2 Park Avenue
                 New York, New York  10016
                 Telecopy:  (212) 889-7577
                 Attention: Leonard Grunstein, Esq.

           (c) if to Mataponi, and after the Rucon Consummation Date, to Rucon or any of Rucon's subsidiaries:

                 MATAPONI, L.L.C.
                 85 West Hawthorne Avenue
                 Valley Stream, New York 11580
                 Attention: Manager
                 Telecopy: (516) 825-0063

                 with a copy to:

                 HERRICK, FEINSTEIN LLP
                 2 Park Avenue
                 New York, New York  10016
                 Telecopy:  (212) 889-7577
                 Attention: Leonard Grunstein, Esq.

                 (c) Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                 (d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                 (e) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the transactions contemplated hereby.

                 (f) Assignment; Successors and Assigns. This Agreement may not be assigned by Arlen by operation of law or otherwise without the express written consent of the Note Holders and Mataponi, which consent may be granted or withheld in the sole discretion of the Note Holders and Mataponi. The Note Holders and/or Mataponi may assign this Agreement without the consent of Arlen. This Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of the parties hereto.

                 (g) No Third Party Beneficiaries. Except as otherwise provided in Sections 20 and 23(f) above: (i) this Agreement is for the sole benefit of the parties hereto and their permitted assigns; and (ii) nothing contained in this Agreement, express or implied, is intended to or shall confer upon any other person or entity (a "Third Party") any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and this Agreement shall not be enforceable by any such Third Party.

                 (h) Amendment. This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, each party hereto, or (ii) by a waiver in accordance with Section 23(a) above.

                 (i) Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state. The undersigned irrevocably consent that any legal action or proceeding against any such party, arising out of or in any manner relating to this Agreement, may be brought in any federal or state court sitting in New York, New York. The undersigned, by execution and delivery of this Agreement, expressly and irrevocably consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding. The undersigned further irrevocably consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party by hand or by certified mail, delivered or addressed as set forth in
Section 23(b) above. The undersigned hereby expressly and irrevocably waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. Nothing in this Section 23(i) shall affect or impair in any manner or to any extent the right any party hereto to commence legal proceedings or otherwise proceed against any party hereto in any jurisdiction or to serve process in any manner permitted by law.

                 (j) Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable laws and regulations, execute and deliver such documents and other papers, as may be required to carry out the provisions hereof and consummate and make effective the transactions contemplated hereby.

                 (k) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                 (l) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.







                      THE NEXT PAGE IS THE SIGNATURE PAGE

           IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first set forth above.

                                       THE ARLEN CORPORATION

                                       By  /s/ Allan J. Marrus
                                         ---------------------------------------
                                         Name:  Allan J. Marrus
                                         Title: President

                                           /s/ Arthur G. Cohen
                                       -----------------------------------------
                                       Arthur G. Cohen, as Agent under the
                                       Intercreditor Agreement

                                           /s/ Philip J. Levien
                                       -----------------------------------------
                                       Barry J. Levien or Philip J. Levien, as
                                       Agent for the Leviens under the
                                       Intercreditor Agreement

                                       RUCON SERVICES CORP.


                                       By  /s/ Allan J. Marrus
                                         ---------------------------------------
                                         Name:  Allan J. Marrus
                                         Title: President


                                       MATAPONI, L.L.C.

                                       By:  MATAPONI MANAGEMENT, INC., its
                                            Manager

                                            By  /s/ Leonard Grunstein
                                              ----------------------------------
                                              Name:  Leonard Grunstein
                                              Title: Secretary

[Signatures continued on following page]

                                       MATAPONI, L.L.C., as attorney-in-fact
                                       under the Bank Leumi Documents for Arthur
                                       G. Cohen and as substitute Agent under
                                       the Intercreditor Agreement

                                       By:  MATAPONI MANAGEMENT, INC., its
                                            Manager

                                            By  /s/ Leonard Grunstein
                                              ----------------------------------
                                              Name:  Leonard Grunstein
                                              Title: Secretary

                                       The undersigned, with respect to certain
                                       AGC Notes and Levien Notes held by Parker
                                       Chapin Flattau & Klimpl, as escrow holder for the undersigned, hereby accepts the foregoing, advises such escrow holder of the foregoing and directs such escrow holder (to the extent that such direction may be necessary to effectuate the foregoing) to accept the foregoing with respect to such AGC Notes and Levien
                                       Notes:

                                       THE ARLEN CORPORATION

                                       By  /s/ Allan J. Marrus
                                         ---------------------------------------
                                         Name:  Allan J. Marrus
                                         Title: President